Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 28, 2023

Relating to Preliminary Prospectus Supplement dated March 28, 2023

Registration Statement No. 333-258108

Final Term Sheet

Dated March 28, 2023

Issuer:	Lowe’s Companies, Inc.

Trade Date:	March 28, 2023

Settlement Date (T+2):	March 30, 2023

Ratings* (Moody’s/S&P):	Baa1 / BBB+

4.800% Notes due 2026

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	April 1, 2026

Coupon (Interest Rate):	4.800% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2023

Benchmark Treasury:	UST 4.625% due March 15, 2026

Benchmark Treasury Price / Yield:	102-04 1/4 / 3.856%

Spread to Benchmark Treasury:	0.950% (95 basis points)

Yield to Maturity:	4.806%

Public Offering Price:	99.983% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$997,330,000.00

Make-Whole Call:	Prior to the date that is one month prior to the Maturity Date at
T + 15 basis points

Par Call:	On or after one month prior to the Maturity Date

CUSIP / ISIN:	548661 EP8 / US548661EP88

5.150% Notes due 2033

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	July 1, 2033

Coupon (Interest Rate):	5.150% per annum

Interest Payment Dates:	January 1 and July 1 of each year, beginning July 1, 2023 (short first coupon)

Benchmark Treasury:	UST 3.500% due February 15, 2033

Benchmark Treasury Price / Yield:	99-18+ / 3.551%

Spread to Benchmark Treasury:	1.600% (160 basis points)

Yield to Maturity:	5.151%

Public Offering Price:	100.000% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$995,500,000.00

Make-Whole Call:	Prior to the date that is three months prior to the Maturity Date at T + 25 basis points

Par Call:	On or after three months prior to the Maturity Date

CUSIP / ISIN:	548661 EQ6 / US548661EQ61

5.750% Notes due 2053

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	July 1, 2053

Coupon (Interest Rate):	5.750% per annum

Interest Payment Dates:	January 1 and July 1 of each year, beginning July 1, 2023 (short first coupon)

Benchmark Treasury:	UST 4.000% due November 15, 2052

Benchmark Treasury Price / Yield:	104-08+ / 3.760%

Spread to Benchmark Treasury:	2.000% (200 basis points)

Yield to Maturity:	5.760%

Public Offering Price:	99.868% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$494,965,000.00

Make-Whole Call:	Prior to the date that is six months prior to the Maturity Date at T + 30 basis points

Par Call:	On or after six months prior to the Maturity Date

CUSIP / ISIN:	548661 ER4 / US548661ER45

5.850% Notes due 2063

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	April 1, 2063

Coupon (Interest Rate):	5.850% per annum

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2023

Benchmark Treasury:	UST 4.000% due November 15, 2052

Benchmark Treasury Price / Yield:	104-08+ / 3.760%

Spread to Benchmark Treasury:	2.100% (210 basis points)

Yield to Maturity:	5.860%

Public Offering Price:	99.846% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$494,855,000.00

Make-Whole Call:	Prior to the date that is six months prior to the Maturity Date at T + 35 basis points

Par Call:	On or after six months prior to the Maturity Date

CUSIP / ISIN:	548661 ES2 / US548661ES28

Joint Book Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC

Senior Co-Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC

U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
RBC Capital Markets, LLC

Co-Managers:	MUFG Securities Americas Inc.
Truist Securities, Inc.
BMO Capital Markets Corp.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at (800) 294-1322, Citigroup Global Markets Inc. at (800) 831-9146, J.P. Morgan Securities LLC at (212) 834-4533 or Mizuho Securities USA LLC at (866) 271-7403.